FOR IMMEDIATE RELEASE

Date:	October 23, 2006
Contact:	Dann H. Bowman
Title:	President and Chief Executive Officer
Phone:	(909) 393-8880
OTCBB Symbol:	CCBC

CHINO COMMERCIAL BANCORP ANNOUNCES
STOCK REPURCHASE PLAN

CHINO, CA —

Dann H. Bowman, President & CEO of Chino Commercial Bancorp (OTCBB: CCBC) and its wholly-owned subsidiary, Chino Commercial Bank, N.A., today announced that the Board of Directors of Chino Commercial Bancorp has approved a plan to incrementally repurchase up to an aggregate  of $3,000,000 in shares of the Company’s common stock.  The repurchase program, which is contingent upon the completion of a trust preferred security offering by the Company, which offering is currently scheduled to be consummated on or about October 27, 2006, will continue for a period of twelve months, subject to earlier termination at the Company’s discretion.

The shares would be repurchased at the prevailing market prices from time to time in open market transactions or in privately negotiated transactions during the repurchase period.  The timing of the purchases and the number of shares to be repurchased at any given time will depend on market conditions and SEC regulations.  It is anticipated that one or more non-employee directors of the Company will sell a significant amount of the Company’s shares to the Company in the repurchase program.

Dann H. Bowman, President and Chief Executive Officer of Chino Commercial Bancorp and Chino Commercial Bank stated, “We are very pleased to announce this repurchase program and we believe that it benefits all shareholders by increasing the liquidity for some and increasing the value for others.  Our shareholders have and continue to be our most important asset and rewarding them is a high priority.”

About Chino Commercial Bancorp

On July 1, 2006 Chino Commercial Bancorp completed a corporate reorganization whereby it acquired all of the outstanding shares of Chino Commercial Bank NA, which became a wholly owned subsidiary of the company.

Chino Commercial Bank NA opened September 1, 2000 and operates two full-service branch offices in Chino and Ontario.

Forward Looking Statements

The statements in this press release regarding the repurchase of Chino Commercial Bancorp common stock and the expected duration of the repurchase program are forward looking statements that are subject to risks and uncertainties.  Chino Commercial Bancorp may repurchase $3,000,000 of its stock, none of its stock, or any amount in between.  It may also lengthen or shorten the repurchase period, depending on the trading price of its common stock, which may be positively or negatively impacted by the repurchase program, market conditions, determinations following the date of this announcement to use such funds for other purposes, or for other reasons.  A detailed description of additional risks relating to Chino Commercial Bancorp can be found in our filings with the Securities and Exchange Commission, including the Form 10-KSB for the year ended December 31, 2005 of  the Bank, filed as Exhibit 99.1 to our Form S-8 Registration Statement filed with the SEC on July 5, 2006.  Copies of filings made with the SEC are available though the SEC’s electronic data gather analysis and retrieval system (EDGAR) at www.sec.gov.  All forward-looking statements made in this press release are made as of the date hereof, and we assume no obligation to update the forward-looking statements included in this document.